SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


             Certification and Notice of Termination of Registration
              Under Section 12(g) of the Securities Exchange Act of
        1934 or Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-24005

                                Ubarter.com Inc.
             (Exact name of registrant as specified in its charter)

                           2815 2nd Avenue, Suite 500
                            Seattle, Washington 98121
                                 (206) 239-2728
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $.001 Per Share
               ---------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           ----------------------------------------------------------
             (Titles of all other classes of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s)
          Relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(ii)  [ ]
   Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(2)(i)   [ ]
   Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(ii)  [ ]
   Rule 12g-4(a(2)(ii)   [ ]               Rule 15d-6            [ ]
   Rule 12h-3(b)(1)(i)   [X]

         Approximate number of holders of record as of the certification or notice date: _________

       Pursuant to the requirements of the Securities Exchange Act of 1934
              Ubarter.com Inc. has caused this certification/notice
      to be signed on its behalf by the undersigned duly authorized person.


DATE:  May 31, 2000                     UBARTER.COM INC.
                                        BY: /s/ STEVEN WHITE
                                        Name:  Steven White
                                        Title:  Chief Executive Officer